Exhibit 99.1

Polypore International, Inc.
The Gibson Building
11430 N. Community House Rd, Suite 350
Charlotte, NC 28277
Tel: (704) 587-8886
investorrelations@polypore.net
www.polypore.net
PRESS RELEASE

Polypore to Assess Options for Its Daramic Facilities in Piney Flats, TN and Feistritz, Austria

CHARLOTTE, NC — October 29, 2012 — Polypore International, Inc. (NYSE: PPO) today announced that the Company has retained Wells Fargo Securities, LLC to assist in evaluating alternatives for its Daramic lead-acid battery separator facilities in Piney Flats, TN, and Feistritz, Austria.

“Given the inbound interest, it’s an appropriate time to more formally evaluate options for these assets,” said Robert B. Toth, President and Chief Executive Officer.

The Company does not have a defined timeline for the formal evaluation related to these assets, and there can be no assurance that the evaluation will result in any specific action or transaction. The Company does not intend to comment further on this matter, unless a definitive agreement for a specific transaction is entered into, the process is concluded, or it otherwise deems further disclosure is appropriate or required.

CONTACT:

Polypore International, Inc.
Investor Relations
(704) 587-8886
investorrelations@polypore.net

Forward-Looking Statements

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit agreement; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States, including compliance with applicable anti-corruption laws; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; the absence of expected returns from the intangible assets we have recorded; the adverse impact from legal proceedings on our financial condition; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.